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                                                                     EXHIBIT 8.1

                   [LETTERHEAD OF STROOCK & STROOCK & LAVAN]



October 29, 1996



The Money Store Inc.
2840 Morris Avenue
Union, New Jersey 07083

Ladies and Gentlemen:

We have acted as special tax counsel to The Money Store Inc., a New Jersey corporation (the "Company"), in connection with a Registration Statement on Form S-3 (Registration No. 33-98972) containing the Prospectus (the "Registration Statement") filed by the Company with the Securities Exchange Commission (the "Commission") on November 2, 1995, under the Securities Act of 1933, as amended (the "Act"), as amended by Amendments No. 1 and No. 2 thereto filed with the Commission on February 8, 1996 and February 13, 1996, respectively, and in connection with the offering (the "Offering") of an aggregate of 5,290,000 shares (the "Shares") of the Company's $1.72 Mandatory Convertible Preferred Stock, no par value per share (the "Preferred Shares"). Terms defined in the Registration Statement and not otherwise defined herein shall have the same meaning when used herein.

In rendering the opinions set forth herein, we have examined a copy of the Registration Statement. In addition to the Registration Statement, we have relied with your permission upon the representations of the Company and its representatives as to certain factual matters.

In rendering the opinions set forth herein, we have assumed
(i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the accuracy and completeness of all documents made available to us and (vi) the accuracy as to facts of all representations, warranties and


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October 29, 1996
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written statements.  We have also assumed, without investigation, that all of the representations, warranties and covenants contained in the Registration Statement and all documents on which we have relied in rendering the opinions set forth herein and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinions set forth herein, from such earlier date through and including the date of this letter.

This opinion deals only with holders who are initial holders of shares of Preferred Stock and who hold Preferred Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the "Code"). It does not address aspects of taxation other than Federal income taxation, and it does not address tax consequences that may be relevant to the particular circumstances of each holder (some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations, and persons that hold the Preferred Shares as part of an integrated investment (including a straddle) comprised of the Preferred Shares and one or more other investments, may be subject to special rules). Stock having terms closely resembling those of the Preferred Shares has not been the subject of any regulation, Revenue Ruling or judicial decision currently in effect, and there can be no assurance that the Service will adopt the positions set forth below. There can be no assurance that future changes in applicable law or administrative and judicial interpretations thereof, any of which could have a retroactive effect, will not adversely affect the tax consequences discussed herein or that there will not be differences of opinion as to the interpretation of applicable law. For purposes of this section, "U.S. Holder" means a citizen or resident of the United States, a domestic corporation or any other entity which is subject to United States Federal income taxation on a net income basis in respect of the Preferred Shares, and "non-U.S. Holder" means a holder other than a U.S. Holder.

With regard to the Offering, we are of the opinion that:

1) Dividends paid on Preferred Shares out of the Company's current or accumulated earnings and profits will be taxable as ordinary income. Corporate U.S. Holders will generally qualify for the 70% intercorporate dividends-received deduction subject to satisfaction of the minimum holding period (generally at least 46 days) and other applicable requirements. Under certain circumstances, a corporate

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October 29, 1996
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     holder may be subject to the alternative minimum tax with respect to the amount of its dividends-received deduction.

     Under certain circumstances, a corporation that receives an "extraordinary dividend," as defined in Section 1059(c) of the Code, is required to reduce its stock basis by the non-taxed portion of such dividend. Generally, quarterly dividends not in arrears paid to an original holder of Preferred Shares will not constitute extraordinary dividends under Section 1059(c). Under Section 1059(f), any dividend with respect to "disqualified preferred stock" is treated as an "extraordinary dividend." While there is no authority directly on point, and the issue is not free from doubt, based on certain factual representations made by the Company, we believe that Preferred Shares should not be determined to constitute "disqualified preferred stock."

     To the extent any dividends exceed the Company's current or accumulated earnings and profits, such dividends will be applied to reduce the tax basis of the Preferred Shares and, to the extent they exceed such tax basis, will be recognized as capital gain.

2) Under certain circumstances, Section 305(c) of the Code requires that any excess of the redemption price of preferred stock over its issue price be includible in income, prior to receipt, as a constructive dividend. However, while there is no authority directly on point, and the issue is not free from doubt, based on certain factual representations made by the Company, we believe that a holder of the Preferred Shares should not be required to include any redemption premium in income under Section 305(c).

3) As a general rule, gain or loss will not be recognized by a holder upon the conversion of Preferred Shares into shares of Common Stock if no cash is received. In addition, a holder who receives cash in lieu of a fractional share will be treated as having received such fractional share and as having exchanged it for cash in a transaction subject to Section 302 of the Code and related provisions. Such exchange should generally result in capital gain or loss measured by the difference between the cash received for the

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October 29, 1996
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     fractional share interest and the holder's basis in the fractional share interest.

     Generally, a holder's basis in the Common Stock received upon the conversion of Preferred Shares, other than shares of Common Stock taxed upon receipt as discussed above, will equal the adjusted tax basis of the converted Preferred Shares (exclusive of any basis allocable to a fractional share interest) plus the amount of gain (if any) recognized, minus the amount of cash (if any) received, and the holding period of such Common Stock will include the holding period of the converted Preferred Shares. As a general rule, a holder's basis in shares of Common Stock taxed upon receipt will equal the fair market value thereof, and the holding period for such Common Stock will begin on the day following the redemption or conversion.

4) Holders of stock in the Company (including Preferred Shares) might be treated as receiving a constructive distribution from the Company under
     Section 305(c) if (i) a conversion rate is adjusted and as a result of such adjustment the proportionate interest of holders of such stock in the assets or earnings and profits of the Company is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in a conversion rate would not be considered made pursuant to such a formula if the adjustment were made to compensate for certain taxable distributions with respect to Common Stock. Thus, certain adjustments to the Conversion Rate and the Optional Conversion Rate to reflect the Company's distribution of certain rights, warrants, evidences of indebtedness, securities or other assets to holders of Common Stock may result in constructive distributions taxable as dividends to the holders of Preferred Shares and may constitute (and cause other dividends to constitute) "extraordinary dividends" to corporate holders as described above. While there is no authority directly on point, and the issue is not free from doubt, it appears that a holder of Preferred Shares should not be treated as receiving a constructive distribution from the Company as a result of the fixing of the Conversion Rate.

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October 29, 1996
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5)   If a holder surrenders Preferred Shares for conversion into shares of
     Common Stock after a dividend record date but before payment of the dividend, such holder will be required to pay the Company an amount equal to such dividend upon conversion. The holder would likely recognize the dividend payment that is received as income, and would increase the basis of the Common Stock received by the amount paid to the Company in connection with the receipt of such dividend.

6) Certain U.S. Holders may be subject to backup withholding at a rate of 31% on dividends and certain consideration received upon the conversion of Preferred Shares unless such holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules.

7)   Non-U.S. Holders

     (a) In general, dividends (including constructive distributions taxable as dividends) paid to a non-U.S. Holder will be subject to United States withholding tax at a 30% rate (or a lower rate prescribed by an applicable tax treaty) unless the dividends are (i) effectively connected with a trade or business carried on by the non-U.S. Holder within the United States or (ii) if a tax treaty applies, attributable to a United States permanent establishment maintained by the non-U.S. Holder. Dividends effectively connected with such trade or business and attributable to such permanent establishment will generally be subject to United States Federal income tax at regular rates and, in the case of a non-U.S. Holder which is a corporation, may be subject to the branch profits tax. To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to an address in a foreign country are presumed under current Treasury regulations to be paid to a resident of that country. On April 15, 1996, the Service released proposed regulations that

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October 29, 1996
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          would, if adopted in the form proposed, require that certain Non-U.S.
          Holders that seek to rely on a tax treaty to obtain a reduction in the rate of the dividend withholding tax provide certifications regarding their eligibility for receiving such treaty benefits.


     (b)  A non-U.S. Holder generally will not be subject to United
          States Federal income tax on any gain recognized on a disposition or conversion (a "disposition") of a Preferred Share unless (i) such gain is treated as dividend income (as described above under "Dividends");
          (ii) the Company is or has been a "U.S. real property holding corporation" for United States Federal income tax purposes (which the Company has represented it is not and does not intend to become) and the non-U.S. Holder disposing of the share owned, directly or constructively, at any time during the five-year period preceding the disposition, more than five percent of the Preferred Shares or the Preferred Shares are not regularly traded (within the meaning of applicable Treasury Regulations) on an established securities market;
          (iii) the gain is effectively connected with a trade or business carried on by the non-U.S. Holder within the United States and, if a tax treaty applies, attributable to a United States permanent establishment maintained by the non-U.S. Holder; (iv) in the case of a non-U.S. Holder who is an individual, who holds the share as a capital asset and who is present in the United States for 183 days or more in the taxable year of the disposition, either (a) such non-U.S. Holder has a "tax home" (as defined for U.S. Federal income tax purposes) in the United States and the gain from the disposition is not attributable to an office or other fixed place of business maintained by such non-U.S. Holder outside of the United States or (b) the gain from the disposition is attributable to an office or

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          other fixed place of business maintained by such non-U.S. Holder in the United States; or (v) the non-U.S. Holder is subject to tax pursuant to provisions of the Code applicable to certain United States expatriates.

     (c) Preferred Shares owned or treated as owned by an individual who is not a citizen or resident (as defined for United States Federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for United States Federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

     (d)  The Company must report annually to the IRS and to each non-
          U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such holder. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities in the country in which the non-U.S. Holder resides. United States backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) will generally not apply to dividends paid on Preferred Shares to a non-U.S. Holder at an address outside the United States.

          The payment of the proceeds from the disposition of Preferred Shares to or through the United States office of a broker will be subject to information reporting and backup withholding at a rate of 31% unless the owner certifies, among other things, its status as a non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of Preferred Shares

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October 29, 1996
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          to or through a non-U.S. office of a broker will generally, except as noted below, not be subject to backup withholding and information reporting. In the case of proceeds from a disposition of Preferred Shares paid to or through a non-U.S. office of a U.S. broker or paid to or through a non-U.S. office of a non-U.S. broker that is (i) a "controlled foreign corporation" for United States Federal income tax purposes or (ii) a person 50% or more of whose gross income from all sources for a certain three-year period was effectively connected with a United States trade or business, (a) backup withholding may apply if the broker has actual knowledge that the owner is not a non-U.S. Holder and (b) information reporting will apply unless the broker has documentary evidence in its files that the owner is a non-U.S. Holder (unless the broker has actual knowledge to the contrary).

          Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder will be refunded (or credited against the non-U.S. Holder's United States Federal income tax liability, if any), provided that the required information is furnished to the IRS.

          On April 15, 1996, the Service issued proposed regulations that would change in certain respects the certification requirements in respect of claims for exceptions from information reporting and backup withholding in respect of payments made after December 31, 1997 on the Preferred Shares. It is not currently possible to predict whether, or in what form, any such regulations ultimately will be adopted.

We note that our opinions expressed herein are based on our review of the documents described above, the statements and representations referred to above, the provisions of the Code, the regulations, published rulings and announcements thereunder, and the judicial interpretations thereof currently in effect. Any change in applicable law or any of the facts and circumstances described in the Registration Statement, or inaccuracy of any statements or representations on which we have relied, may effect the continuing validity of our opinions. This opinion does not address any tax consequences relating to the

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October 29, 1996
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potential or actual effect of any proposed tax legislation. For example, legislation has been proposed that would (a) reduce the dividends-received deduction to 50%, (b) require that the 46-day holding period for the dividends-received deduction be satisfied for the period of time contemporaneous with each dividend payment and (c) amend portions of Sections 302 and 1059 of the Code and characterize non-pro rata redemptions otherwise eligible for the dividends received deduction as a sale of the stock redeemed. The Congressional statement proposing amendments to Sections 302 and 1059 indicated that the bill retained the existing regulatory authority of the Treasury Department to issue regulations which, among other things, would subject certain reorganizations, including recapitalizations, and similar transactions to the provisions of the bill. It is not possible to predict whether and, if so, in what form any such legislation will be enacted into law and, if enacted, whether it would affect the tax treatment of the Preferred Shares, as discussed above.

This opinion will not be binding on the Service, and there can be no assurance that the Service will not challenge the conclusions stated herein or that, if the issue were decided in court, such a challenge would not ultimately succeed. The Company does not intend to seek a ruling from the Service with respect to any of these tax consequences.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement with respect thereto.

This opinion is solely for the benefit of the addressee hereof and may not be relied upon in any manner by any other person or entity.

Very truly yours,

/s/ Stroock & Stroock & Lavan

STROOCK & STROOCK & LAVAN